Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Dril-Quip, Inc. of our report dated February 27, 2024, except for the effects of the restatement and other immaterial disclosure errors discussed in Note 21 to the consolidated financial statements and the matter discussed in the third to last paragraph of Management’s Annual Report on Internal Control over Financial Reporting, as to which the date is July 8, 2024, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Dril-Quip, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, TX

August 5, 2024